NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

CUSIP NO. 04301G 20 1

ARTELO BIOSCIENCES, INC.

AUTHORIZED COMMON STOCK: 750,000,000
SHARES PAR VALUE: $0.001

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of Artelo Biosciences, Inc. Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY

ARTELO BIOSCIENCES, INC. CORPORATE Seal NEVADA

PRESIDENT

Countersigned & Registered: Globex Transfer, LLC
(813) 344-4490

By__________________________
Authorized Signature